UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4 )*

(Name of Issuer)
RESOURCE AMERICA INC.

(Title of Class of Securities)
Common Stock


(CUSIP Number)
761195205

Check the following box if a fee
is being paid with this statement.
 (A fee is not required only if the
filing person:  (1) has a previous
statement on file reporting beneficial
 ownership of more than five percent of
 the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7).

*The remainder of this cover page shall
 be filled out for a reporting persons
initial filing on this form with respect
 to the subject class of securities, and
for any subsequent amendment containing
information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section
18 of the Securities Exchange Act of 1934
(Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).


1  NAME OF REPORTING PERSON   S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	479,662

6  SHARED VOTING POWER
	0

7  SOLE DISPOSITIVE POWER
	949,095

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	949,095

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.46%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) RESOURCE AMERICA INC.
	(B) 1521 LOCUST ST., SUITE 400, PHILADELPHIA, PA  19102

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA TWO, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 761195202

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED
UNDER SECTION 203 OF THE INVESTMENT
 ADVISERS ACT OF 1940

ITEM 4.
	(A)  949,095
	(B)  5.46%
	(C)	(I)	479,662
		(II)	0
		(III)	949,095
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief,
 the securities referred to above were
 acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or
 influencing the control of the issuer
of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best
 of my knowledge and belief, I certify
that the information set forth in this
statement is true, complete and correct.

							Richard A. Horstmann, VP
							Date:   1/3/03